Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to incorporate by reference our report dated September 30, 2026, with respect to the consolidated financial statements of Haoxi Health Technology Limited (the “Company”) included in this Annual Report (Form 20-F) for the year ended June 30, 2026, to the Company’s registration statement on Form F-3 (File No. 333-287686).

/s/ HCL, PLLC

HCL, PLLC

Chicago, IL

September 30, 2026